 Consent of Independent Registered Public Accounting Firm

SEALSQ Corp, British Virgin Island

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 20, 2023, relating to the consolidated financial statements of WISeKey Semiconductors SAS, SEALSQ Corp Predecessor, which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Lyon, France, August 4, 2023